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                                                                   Exhibit 10.14

                         MANAGEMENT SERVICES AGREEMENT

     This Management Services Agreement ("Agreement") is made and entered into as of September 21, 1999, by and between Quanta Services, Inc., a Delaware corporation ("Company") and UtiliCorp United Inc., a Delaware corporation ("UtiliCorp").

                                   RECITALS

     A. The Company desires to enter into this Agreement whereby UtiliCorp will provide certain management advice and services to the Company.

     B. UtiliCorp is willing to provide such advice and services to assist the Company in achieving its business objectives on the terms and conditions set forth herein.

                                   AGREEMENT

     The parties agree as follows:

Section 1. Management Services.

     To the extent mutually agreed upon by the parties hereto, UtiliCorp will provide the following advice and services as reasonably requested from time to time by the Company's senior management and Board of Directors:

     1.   Advice regarding corporate strategic planning;

     2. Advice regarding the restructuring of the U.S. electric and gas industries;

     3. Advice regarding the restructuring and privatization of the global utility industry;

     4. Advice regarding development, evaluation and marketing of the Company's products, services and capabilities (particularly the development of gas construction skills and capabilities);

     5. Identification of and assistance in pursuing opportunities to realize benefits through Aquila Energy Corporation's and UtiliCorp Energy Management's current and future relationships in the global utility industry. This would include opportunities to cross-sell products and capabilities, "lead" generation, and mutually beneficial shared services;

     6. Identification and evaluation of potential U.S. acquisition candidates for the Company;

     7. Identification and evaluation of business development opportunities outside the United States (particularly, Canada, Australia, New Zealand, and Western

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          Europe), including strategic, financial and risk analysis in the acquisition of other business by the Company;

     8. Identification of potential opportunities for the Company to realize additional business advantages by partnering with UtiliCorp's existing foreign owned or controlled utility companies' internal construction divisions;

     9. Identification, evaluation and implementation of opportunities to provide incremental value to the Company in key synergy areas with UtiliCorp. These would include (but are not limited to) joint purchasing of trucks, tools and equipment, shared equipment and resources, safety and other training, rubber goods and other testing, shared maintenance of major work equipment, shared systems such as work management and resource dispatch, and pole testing/treatment techniques;

     10. Development of plans for the Company to share in UtiliCorp's growth activities in the areas of utility acquisitions, power plant and related infrastructure development, and telecommunication business development;

     11. Other ancillary services relating to those contained in paragraphs 1 through 10 above; and

     12. Such other services as the Company's Board of Directors may reasonably request from time to time.

     UtiliCorp will identify and dedicate a team comprising members of UtiliCorp's and its subsidiaries' management to implement the above services.

Section 2. Quarterly Presentation.

     UtiliCorp will make a quarterly presentation to the Company's senior management regarding the services being provided under this Agreement, and discussing activities to be undertaken and services to be provided in the future.

Section 3. Fee for Management Services.

     In consideration of the advice and services rendered by UtiliCorp to the Company pursuant to Section 1 hereof, the Company shall pay to UtiliCorp on a quarterly basis in arrears a fee of $2,325,000. UtiliCorp shall submit to the Company a quarterly invoice for the services provided to the Company and the fee due to UtiliCorp.

Section 4. Mutual Access and Cooperation.

     The parties hereto desire and agree to use their respective reasonable efforts to provide to the other party reasonable access from time-to-time to their respective representatives: (i) to discuss service capabilities, goals and informational requirements as outlined in Section 1 of this Agreement; (ii) to present for consideration by the other party proposals and opportunities for the

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provision of services pursuant hereto, (iii) for consultation with the other party regarding acquisition and investment opportunities within the scope of this Agreement or which would have a material effect upon the provision of services contemplated hereby, (iv) to discuss matters in which such party has, or may have, general expertise (which areas of expertise may include, without limitation, commodity trading, origination, engineering and the financial analysis, modeling and structuring of proposed transactions) and (v) otherwise to explore and evaluate ways in which the Company and UtiliCorp might work together to enhance the Company's business.

     In connection with the foregoing, the parties hereto shall, as appropriate, use reasonable efforts (i) to arrange meetings from time-to-time between their respective representatives to discuss such matters, (ii) to provide to the other party from time-to-time reasonable access to information pertinent to the objectives of this Agreement and (iii) to otherwise enhance cooperation and communication between UtiliCorp and its affiliates on the one hand and the Company on the other hand to facilitate access to information and personnel, subject, however, to limitations imposed by applicable law and existing confidentiality obligations as well as internal policies regarding the maintenance of the confidentiality of proprietary data and other commercially sensitive information.

Section 5. Term and Termination.

     This Agreement shall have a term of six (6) years, which can be extended at the mutual agreement of the parties. Each party hereto may during the existence of the arrangements between the Company and UtiliCorp engage in or have business relations with competitors of the other parties and/or their affiliates. The Company shall have the right to terminate this Agreement at any time if in the reasonable judgment of the Company's Board of Directors changes in the nature of the relationship between the Company and UtiliCorp makes effective provision of the services to be provided hereunder unlikely, provided that the Company consults with UtiliCorp at least sixty (60) days prior to such termination regarding the reasons therefor and affords UtiliCorp the opportunity to consult with and take such actions as are reasonably necessary to remedy the Company's Board of Director's reason(s) for terminating this Agreement. If upon the conclusion of the sixty (60) day period referenced in the preceding sentence the parties are in good faith unable to agree to continue this Agreement, then this Agreement shall be terminated and UtiliCorp shall promptly refund to the Company any amounts paid to it pursuant to Section 3 of this Agreement for management services rendered during such sixty (60) day period.

Section 6. Protection of Employees.

     From and after the date hereof until the date one (1) year after the term of this Agreement has expired, each party hereto shall not, and shall cause its respective wholly owned subsidiaries not to, solicit to employ any of the employees of the other party or its affiliates with whom the soliciting party or its affiliates had contact in connection with the transactions contemplated hereby; provided, however, that any such solicitation shall not be a breach of this Section if (i) the personnel who performed such solicitation have no knowledge of this Agreement or the transactions contemplated hereby and (ii) none of the soliciting party's (or any of its affiliates') personnel who have knowledge of this Agreement or the transactions contemplated hereby have

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actual knowledge of any such solicitation. The term "solicit to employ" shall not be deemed to include general solicitations of employment not specifically directed towards employees of a party hereto or its affiliates.

Section 7. Confidentiality.

     In connection with the matters described in this Agreement, each party may provide to the other certain information that is confidential, proprietary or otherwise not generally available to the public. As a condition to furnishing such information the parties agree as follows:

     (a)  Nondisclosure of Confidential Information.  From and after the date
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          hereof, until the date two years after the disclosure of the particular Confidential Information (as defined below), such Confidential Information shall be used solely in connection with the matters contemplated by this Agreement, and the recipient of the Confidential Information shall not disclose the Confidential Information to any person other than those of its directors, officers, employees, lenders, counsel, representatives and Affiliates, if any (those such persons who actually receive any confidential information hereunder being collectively, the "Representatives") who need to know the Confidential Information. It is understood that (i) the Representatives shall be informed of the confidential nature of the Confidential Information and the requirement that it not be used other than for the purposes described herein and (ii) in any event, the party receiving Confidential Information shall be responsible for any breach of this Section by any of its Representatives. Each party may also disclose the Confidential Information in order to comply with any applicable law, order, regulation or ruling or stock exchange rule. The term "person" as used in this Section 7 shall be broadly interpreted to include, without limitation, any corporation, company, partnership, individual or other entity.

     (b)  Definition of "Confidential Information".  As used herein,
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          "Confidential Information" means all information that is furnished under this Agreement by a party hereto, and which is confidential, proprietary or otherwise not generally available to the public. Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Section: (i) information that is or becomes generally available to the public other than as a result of a breach of this Section by the party receiving such information or its Representatives; (ii) information that, prior to being furnished pursuant hereto, was already in the files of the party receiving such information or its Representatives from another source not known to be subject to any prohibition against transmitting the information; or (iii) information that becomes available to the party receiving such information or its Representatives from another source not known to be subject to any prohibition against transmitting the information.

     (c)  Return of Information. The written Confidential Information, except
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          for that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for the party receiving the Confidential Information, will be returned promptly upon any request made

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          during the two year period referred to in Section 7(a) above, and no copies shall be retained by the party receiving the Confidential Information or its Representatives. That portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for the party receiving the Confidential Information, oral Confidential Information and written Confidential Information not so requested or returned will be held by the party receiving the Confidential Information and kept subject to the terms of this Section, or destroyed.

     (d)  Remedies. Both parties acknowledge that remedies at law may be
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          inadequate to protect the disclosing party against any actual or threatened breach of this Agreement by the recipient, and without prejudice to any other rights and remedies otherwise available to the disclosing party, agree to the granting of injunctive relief in favor of the disclosing party without proof of actual damages. If the disclosing party is required to post a bond to obtain injunctive relief, the parties agree that such bond shall not exceed One Thousand Dollars ($1,000).

Section 8. No Authority to Bind; No Fiduciary Relationship.

     Neither party hereto shall have the authority to bind or to purport to bind the other party hereto. The parties agree that no employment, agency, joint venture, partnership, advisory or fiduciary relationship shall be deemed to exist or arise between them with respect to the transactions contemplated by this Agreement; any such relationship shall exist only as expressly stated in any future definitive agreements.

Section 9. Publicity.

     Any press release or other public announcement regarding or relating to the existence of this Agreement and its contents shall be mutually agreed upon by the parties.

Section 10. Miscellaneous.

     (a)  Dispute Resolution.  Any action, dispute, claim or controversy of any
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          kind now existing or hereafter arising between the Company and
          UtiliCorp arising out of, pertaining to this Agreement or the transactions contemplated hereby ("Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration shall be administered by the American Arbitration Association ("AAA") in accordance with the terms of this Section 10, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction. Any arbitration shall be conducted before a panel of three arbitrators. Such panel shall consist of one person designated by the Company, one designated by UtiliCorp and one designated by their designees. The arbitrators designated by the parties are not required to be neutral. If a party fails to designate an arbitrator within 10 calendar days after the filing of the Dispute with the AAA, or the parties' arbitrators fail to

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          designate a third arbitrator within 30 calendar days after the later of their appointments, such arbitrator shall be appointed by the AAA. An arbitration proceeding hereunder shall be concluded within 180 calendar days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Kansas City, Missouri. Arbitrators shall be empowered to award sanctions and to take such other actions as they deem necessary, to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. No award by the arbitrators shall assess consequential, punitive or exemplary damages but may assess costs and expenses in a manner deemed equitable. The arbitrators shall make specific written findings of fact and conclusions of law. The decision of the arbitrators shall be final and binding on each party.

     (b)  Communications.  All notices and other communications provided for or
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          permitted hereunder shall be made in writing by telecopy, courier service or personal delivery:

               i. if to UtiliCorp, initially at the address set forth on the signature page of this Agreement, and

               ii. if to the Company, initially at the address set forth on the signature page of this Agreement,

          and thereafter in each case at such other address, notice of which is given in accordance with the provisions of this Section 10.

     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied or sent via Internet electronic mail; and when actually received, if sent by any other means.

     (c)  Counterparts.  This Agreement may be executed in any number of
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          counterparts and by the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

     (d)  Headings.  The headings in this Agreement are for convenience of
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          reference only and shall not limit or otherwise affect the meaning hereof.

     (e)  Governing Law.  The laws of the State of Missouri shall govern this
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          Agreement without regard to principles of conflict of laws.

     (f)  Severability of Provisions.  Any provision of this Agreement which is
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          prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction, and the parties shall

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          thereafter adopt such other, enforceable provisions as are necessary to ensure that the parties realize the benefit of their bargain that would otherwise be adversely affected by any such prohibition or unenforceability.

     (g)  Entire Agreement.  This Agreement is intended by the parties as a
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          final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, except for provisions in other agreements between the parties dealing with confidentiality and the protection of employees, which provisions shall continue in full force and effect independently of this Agreement.

     (h)  Attorney's Fees.  In any action or proceeding brought to enforce any
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          provision of this Agreement or an arbitration award, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

     (i)  Amendment.  This Agreement may be amended only by means of a written
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          amendment signed by the Company and UtiliCorp.

     (j)  No Presumption.  In the event any claim is made by a party relating to
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          any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

     (k)  References to this Agreement.  References to numbered or lettered
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          articles, section, and subsections refer to articles, sections, and subsections, respectively, of this Agreement unless otherwise expressly stated.


                            SIGNATURE PAGE FOLLOWS

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                              QUANTA SERVICES, INC.
                              1360 Post Oak Blvd., Suite 2100
                              Houston, Texas 77056

                                   /s/  BRAD EASTMAN
                              By: ___________________________________________

                              Name:   Brad Eastman
                              Title:  Vice President and General Counsel



                              UTILICORP UNITED INC.
                              Twenty West Ninth Street
                              Kansas City, Missouri 64105

                                    /s/  ROBERT K. GREEN
                              By: ___________________________________________

                              Name:   Robert K. Green
                              Title:  President

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